Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121	858-373-1600	www.infosonics.com
Company Contact:		IR Contact:
Jeffrey A. Klausner		Todd Kehrli, Bonnie McBride
Chief Financial Officer		MKR Group, Inc.
(858) 373-1600		(323) 468-2300
ir@infosonics.com		ifon@mkr-group.com

InfoSonics™ to Relocate its Corporate Headquarters
•	Early Termination Results in $2.15 million cash payment received by InfoSonics
•	Annual Estimated Expense Savings of $120,000
•	Relocation to a Nearby Facility

SAN DIEGO, CA, August 29, 2007 - InfoSonics Corporation (NASDAQ: IFON), a premier provider and distributor of wireless handsets and accessories serving Latin America and the United States, today announced that it has negotiated an early termination of its lease and will relocate its corporate headquarters to a nearby office facility at the end of the third quarter 2007. As part of the lease termination, management negotiated a cash payment of $2.15 million from the building owner, which has been received.

“Consistent with our ongoing expense management initiatives, we have completed this strategic move which has provided us with $2.15 million in cash, increasing our capital resources,” said Jeff Klausner, Chief Financial Officer of InfoSonics. “The new office space will also enable us to match our space needs with our personnel requirements, in addition to reducing annual rent expense by approximately $120,000.”

About InfoSonics™ Corporation

InfoSonics is one of the premier providers and distributors of wireless handsets and accessories in Latin America and the United States. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in Latin America and the United States. For additional information, please visit www.infosonics.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements including our ability to finalize negotiations on the new facility for our corporate headquarters, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations. InfoSonics does not intend to update any forward-looking statements.

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